Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
TRIPLE CROWN MEDIA, INC., et al.,	)	Case Nos. 09- through 09-
)
Debtors.	)	Jointly Administered (09- )
)
	)	Honorable

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated:	Norcross, Georgia
September 14, 2009

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B.	Securities to be Issued Pursuant to the Plan.	28
C.	New Second Lien Documents.	28
D.	Corporate Governance and Management of the Reorganized Debtors.	29
E.	Reorganized Debtors’ Management Incentive Plan.	29
F.	Effectuating Documents; Further Transactions.	29
G.	Setoff and Recoupment.	30
H.	Preservation of Causes of Action.	30
I.	Corporate Reorganization.	30
J.	Operations of the Debtors Between Confirmation Date and Effective Date.	30

VIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		31
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	31
B.	Cure.	31
C.	Rejection Damage Claims.	32
D.	Officers’ and Directors’ Indemnification Rights and Insurance.	32
E.	Reinstatement and Continuation of Insurance Policies.	32

IX. BENEFIT PLANS		33

X. CONFIRMATION AND EFFECTIVENESS OF THE PLAN		33
A.	Conditions Precedent to Confirmation.	33
B.	Conditions Precedent to Effectiveness.	34
C.	Waiver of Conditions.	35
D.	Effect of Failure of Conditions.	35
E.	Vacatur of Confirmation Order.	35

XI. EFFECT OF CONFIRMATION OF THE PLAN		35
A.	Continued Corporate Existence.	35
B.	Dissolution of Committee(s).	36
C.	Vesting of Property.	36
D.	Discharge.	36
E.	Mutual Releases.	37
F.	Releases by Non-Debtors of Non-Debtor Released Parties.	37
G.	Exculpation.	38
H.	Injunction.	38
I.	Binding Effect.	39

XII. RETENTION OF JURISDICTION		39

XIII. MISCELLANEOUS PROVISIONS		41
A.	Payment of Statutory Fees.	41
B.	Modification of the Plan.	41
C.	Governing Law.	42
D.	Filing or Execution of Additional Documents.	42

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E.	Withholding and Reporting Requirements.	43
F.	Securities Law Matters.	43
G.	Exemption From Transfer Taxes.	43
H.	Section 1145 Exemption.	43
I.	Tax Matters.	43
J.	Votes Solicited in Good Faith.	44
K.	Waiver of Bankruptcy Rule 3020(e) and Federal Rule of Civil Procedure 62(a).	44
L.	Exhibits/Schedules.	44
M.	Reservation of Rights.	45
N.	Notices.	45
O.	Plan Supplement.	45
P.	Conflict.	45
Q.	Successors and Assigns.	46
R.	Setoff by the United States.	46
S.	Term of Bankruptcy Injunction or Stays.	46
T.	Substantial Consummation of Plan.	46
U.	Severability.	46

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Triple Crown Media, Inc. (“TCMI” or the “Company”), Triple Crown Media, LLC (“TCM”), Gray Publishing, LLC (“Gray”), B.R. Acquisition Corp. (“BRAC”), B.R. Holding, Inc. (“BRHI”), Capital Sports Properties, Inc. (“CSPI”) and Data South Computer Corporation (“DSCC”), the above-captioned debtors and debtors in possession (collectively, the “Debtors”), hereby propose the following joint plan of reorganization under section 1121(a) of the Bankruptcy Code.

Reference is made to the Disclosure Statement accompanying the Plan, including the exhibits thereto, for a discussion of the Debtors’ history, business, properties, results of operations, and projections for future operations and risk factors, together with a summary and analysis of the Plan. All Claim holders entitled to vote on the Plan are encouraged to consult the Disclosure Statement and to read the Plan carefully before voting to accept or reject the Plan.

NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE COURT HAVE BEEN AUTHORIZED BY THE COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THE PLAN.

I.

DEFINITIONS AND CONSTRUCTION OF TERMS

A.	Definitions.

Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:

Administrative Claim

means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ business, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent awarded by the Court under sections 330, 331 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estates under section 1930 of title 28 of the United States Code.

Allowed

means, with reference to any Claim, (a) any Claim against any of the Debtors that has been listed by the Debtors in the Schedules, as such Schedules may have been amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and with respect to which no contrary proof of claim has been filed, (b) any Claim specifically allowed under the Plan, (c) any Claim the amount or existence of which has been determined or allowed by a Final Order, (d) any Claim for which a Creditor was not required to file a proof of claim in accordance with the Bar Date Order, or (e) any Claim as to which a proof of claim has been timely filed before the Bar Date, provided that at the time of the Initial Distribution Date the Debtors or the Reorganized Debtors have not identified such Claim as being objectionable in part or in whole and no objection to the allowance thereof has been filed by the Claims Objection Deadline; provided, however, that the term Allowed, with reference to any Claim, shall not include (x) any Unliquidated Claim or (y) interest or attorneys’ fees on or related to any Claim that accrues from and after the Petition Date unless otherwise expressly provided for in the Plan.

Amended and Restated Governing Documents

means the amended and restated governing documents of each of the Reorganized Debtors, including the amended and restated by-laws, operating agreements, certificates of incorporation or articles of organization, as the case may be, which shall be in substantially the form contained in the Plan Supplement.

Assumed Contracts	means an unexpired lease or executory contract, as the case may be, that is assumed by a Debtor and assigned to a Reorganized Debtor on the Effective Date pursuant to §365 of the Bankruptcy Code.

Ballots	means the ballots for voting to accept or reject the Plan approved by the Court and prepared and distributed by the Debtors.

Bankruptcy Code	means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date or as otherwise applicable to the Chapter 11 Cases.

Bankruptcy Rules

means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and local rules of the Court, as the context may require, as in effect on the Petition Date or as otherwise applicable to the Chapter 11 Cases.

Bar Date

means with respect to all Claims, the applicable deadline established pursuant to the Bar Date Order or such other deadline as has been established by order of the Court, by which proofs of Claim of the type described in such order must be filed in the Chapter 11 Cases.

Bar Date Motion

means the Debtors’ Motion For an Order (I) Establishing Bar Dates for Filing Proofs of Claim and Requests for Payment of Administrative Expenses, (II) Approving Proof of Claim and Administrative Expense Payment Request Forms, Bar Date Notices and Mailing and Publication Procedures, and (III) Providing Certain Supplemental Relief, as filed on the Petition Date.

Bar Date Order	means that certain order entered by the Court approving the Bar Date Motion, as filed on the Petition Date establishing the Bar Date with respect to the Claims described therein.

BRAC	has the meaning set forth in the introductory paragraph of the Plan.

BRHI	has the meaning set forth in the introductory paragraph of the Plan.

Business Day

means any day not designated as a legal holiday by Bankruptcy Rule 9006(a) and any day on which commercial banks are open for business, and not authorized, by law or executive order, to close, in the City of New York, New York.

Cash	means cash and cash equivalents denominated in legal tender of the United States of America.

Causes of Action

means any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, bonds, bills, specialties, covenants, contracts, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, belonging to the Estates, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, now owned or hereafter acquired by the Debtors, and the Cash and non-Cash proceeds thereof, whether arising under the Bankruptcy Code or other federal, state or foreign law, equity or otherwise, including, without limitation, any causes of action arising under sections 510, 544, 547, 548, 549, 550, 551 or any other section of the Bankruptcy Code.

Chapter 11 Cases	means the chapter 11 cases commenced by the Debtors.

Claim	means any claim, as such term is defined in section 101(5) of the Bankruptcy Code.

Claims Objection Deadline

means, except with respect to Professional Fee Claims, the last day for filing objections to, or otherwise commencing proceedings challenging the allowance of, Claims, which day shall be one hundred-eighty (180) days after the Effective Date or such later date as the Court may order.

Class	means each category or group of Claims or Equity Interests as classified or designated in Article II of the Plan.

Collateral

means any property or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim, which Lien has not been avoided or is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

Common Stock Equity Interest	means the equity securities within the meaning of section 101(16) of the Bankruptcy Code or any other instrument evidencing an ownership interest in TCMI outstanding as of the Petition Date traded under the ticker symbol TCMI.PK, whether or not transferable, and any right to acquire any such equity security or instrument, including any option, warrant or other right, contractual or otherwise, to acquire, sell or subscribe for any such security or instrument.

Company	has the meaning set forth in the introductory paragraph of the Plan.

Confirmation	means “confirmation” as used in section 1129 of the Bankruptcy Code.

Confirmation Date	means the date on which the Confirmation Order is entered on the Court’s docket.

Confirmation Hearing	means the hearing to consider Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

Confirmation Order	means the order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Court

means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, or any proceeding within, or appeal of an order entered in the Chapter 11 Cases.

Creditor	means “creditor” as defined in section 101(10) of the Bankruptcy Code.

CSPI	has the meaning set forth in the introductory paragraph of the Plan.

Cure

means all monetary liabilities, including pre-petition monetary liabilities, of Debtors that must be paid or otherwise satisfied to cure all of Debtors’ monetary defaults under the Assumed Contracts at the time of the assumption thereof and assignment, and all non-monetary defaults that must be cured at the time of the assumption thereof and assignment under the Assumed Contracts, each as determined by the Bankruptcy Court.

Debtors	has the meaning set forth in the introductory paragraph of the Plan.

Debtors in Possession	means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

Debtors’ Interests

means any equity security within the meaning of section 101(16) of the Bankruptcy Code or any other instrument evidencing an ownership interest in any of the Debtors held by any other Debtor as of the Petition Date, whether or not transferable, and any right to acquire any such equity security or instrument, including any option, warrant or other right, contractual or otherwise, to acquire, sell, or subscribe for any such security or instrument.

Disclosure Statement

means the Disclosure Statement for Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code and all schedules and exhibits attached thereto that relate to the Plan, as approved by the Court, pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such Disclosure Statement may be amended, modified or supplemented from time to time.

Disclosure Statement Order

means the order entered by the Court on [October       , 2009], approving, among other things, the Disclosure Statement, pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, the ballots for voting upon the Plan, the solicitation procedures and the notices.

Disputed Claim	means in reference to any Claim, any portion of such Claim that is not an Allowed Claim. Without limiting the foregoing, for purposes of this Plan a Claim shall be a Disputed Claim:

(i)

if no proof of Claim has been filed by the Bar Date: (a) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; (b) a Claim that is an Unliquidated Claim or otherwise asserts an unliquidated amount; or (c) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but as to which the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules by the Claims Objection Deadline, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

(ii)

if a proof of Claim has been filed by the Bar Date, (a) a Claim for which a timely objection or request for estimation is interposed by the Debtors or any other party in interest in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules by the Claims Objection Deadline which objection or request for estimation has not been withdrawn or determined by a Final Order; (b) a Claim that is an Unliquidated Claim or otherwise asserts an unliquidated amount; or (c) the portion of the Claim amount listed on the proof of Claim that exceeds the Claim amount listed on the Schedules.

Dispute Resolution	has the meaning set forth in Article VIII. B. of the Plan.

DSCC	has the meaning set forth in the introductory paragraph of the Plan.

Distributions	means the Cash or other distributions to be made pursuant to, and in accordance with, the Plan.

Effective Date	means the first Business Day on which all of the conditions specified in Article X. B. of the Plan have been satisfied or waived in accordance with Article X. C. of the Plan.

Equity Interests	means, collectively, the Debtors’ Interests, the Common Stock Equity Interests and the Preferred Stock Equity Interests.

Entity	means an entity as such term is defined in section

101(15) of the Bankruptcy Code.

Estates	means the estates of the Debtors, individually or collectively, as is appropriate in the context, created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

Exculpated Parties	means the Released Parties, the First Lien Agent, the Second Lien Agent and the Supporting Second Lien Lenders.

Final Order

means an order or judgment of the Court, or other court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed, vacated, modified or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review or rehearing was filed or, if filed, remains pending; provided, however, that the possibility that a motion may be filed pursuant to Rules 9023 or 9024 of the Bankruptcy Rules or Rules 59 or 60(b) of the Federal Rules of Civil Procedure shall not mean that an order or judgment is not a Final Order.

First Lien Agent

means Wachovia Bank, National Association in its capacity as the Administrative and Collateral Agent for the First Lien Lenders under the First Lien Credit Facility, or such successor as may be appointed in accordance with the First Lien Credit Facility.

First Lien Amendment	means the sixth amendment to the First Lien Credit Facility by and among the Debtors, the First Lien Agent, and the First Lien Lenders party thereto.

First Lien Credit Facility	means, collectively, the First Lien Revolving Credit Facility and the First Lien Term Loan Facility, as amended, modified or supplemented as of the Petition Date.

First Lien Lenders	means the lender parties to the First Lien Credit Facility as of the Petition Date.

First Lien Revolving Credit Facility

means the revolving credit facility dated as of December 30, 2005 by and between Debtor TCM, as borrower, the First Lien Lenders, as lenders, and TCMI, Gray, DSCC, BRAC, BRH and CSPI, as guarantors, and the First Lien Agent, in the original committed amount of $20 million, as amended, modified or supplemented as of the Petition Date.

First Lien Term Loan Facility

means the $90 million term loan dated as of December 30, 2005 by and between TCM, as borrower, the First Lien Lenders, as lenders, and TCMI, Gray, DSCC, BRAC, BRHI and CSPI, as guarantors, as amended, modified or supplemented as of the Petition Date.

General Unsecured Claim

means a Claim against any of the Debtors that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, First Lien Credit Facility Claim, Second Lien Credit Facility Claim, Unliquidated Claim, Intercompany Claim or Subordinated Securities Claim.

Gray	has the meaning set forth in the introductory paragraph of the Plan.

Impaired	has the meaning in section 1124 of the Bankruptcy Code.

Initial Distribution Date	means the Effective Date or as soon thereafter as is practicable.

Intercompany Claims

means any Claim held by one Debtor against any other Debtor(s), including, without limitation, (a) any account reflecting intercompany book entries by such Debtor with respect to any other Debtor(s), (b) any Claim not reflected in book entries that is held by such Debtor, and (c) any derivative Claim asserted or assertable by or on behalf of such Debtor against any other Debtor(s).

Lien	has the meaning set forth in section 101(37) of the Bankruptcy Code.

Management Incentive Plan	means the management incentive plan to be implemented after the Effective Date by Reorganized TCMI Board of Directors.

New Common Stock	means the shares of Reorganized TCMI’s common stock, par value [$0.01] per share, to be authorized pursuant to the Amended and Restated Governing Documents.

New Notes

means those certain promissory notes to be issued to the Holders of Allowed Second Lien Credit Facility Claims in the aggregate original principal amount of $10 million under and with the terms specified in or as provided in the New Notes Agreement.

New Notes Agent	means Wilmington Trust FSB, in its capacity as agent for the New Notes under the New Notes Agreement.

New Notes Agreement

means that certain agreement to be entered into between the Reorganized Debtors and the New Notes Agent required to be executed in accordance with the Plan, the form of which is set forth in the Plan Supplement.

New Second Lien Documents	means the New Notes Agreement and any security agreement, intercreditor agreement, and any other agreement to be entered into in connection with the New Notes Agreement.

Non-Debtor Released Parties

means all directors of the Debtors who serve in that capacity at any time during the pendency of the bankruptcy cases, all present officers, employees and professionals of the Debtors, the First Lien Agent, the Second Lien Agent, the Supporting Second Lien Lenders, and their respective professionals.

Non-Surviving Debtors	means the Debtors that are to be dissolved on or before the Effective Date.

Ordinary Course Administrative Claims

means Administrative Claims against the Debtors that represent liabilities, payment for which is not yet due on the Effective Date, (a) to a seller of goods or services on account of such seller’s post-petition provision of goods and/or services and (b) that were otherwise incurred in the ordinary course of business by the Debtors.

Other Priority Claim	means a Claim entitled to priority pursuant to

section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims).

Other Secured Claim

means any Secured Claim, other than the First Lien Credit Facility Claims, and the Second Lien Credit Facility Claims, or, in the event that a Claim is subject to setoff under section 553 of the Bankruptcy Code, the amount of such Claim that is subject to such setoff.

Person	means a person as defined in section 101(41) of the Bankruptcy Code.

Petition Date	means September 14, 2009, the date on which the Debtors filed their voluntary petitions for relief commencing the Chapter 11 Cases.

Plan

means the Debtors’ Joint Plan of Reorganization filed with the Court on September 14, 2009, as it may be further amended or modified from time to time, together with all addenda, exhibits, schedules or other attachments, if any.

Plan Supplement	means the supplement to the Plan containing the Plan Supplement Documents.

Plan Supplement Documents

means the compilation of documents and exhibits to the Plan, as such documents and exhibits may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms hereof.

Plan Supplement Filing Date	means the date that is not later than ten (10) days prior to the commencement of the Confirmation Hearing or such other date as is ordered by the Court.

Preferred Stock Equity Interests	means, collectively, the ownership interests in TCMI represented by the issued and outstanding Series A Preferred Stock and the Series B Preferred Stock.

Priority Tax Claim	means any Claim that is entitled to a priority in right of payment under section 502(i) or 507(a)(8) of the Bankruptcy Code.

Professional	means (i) any professional employed in the Chapter 11 Cases pursuant to section 327, 328 or 1103 of the Bankruptcy Code or otherwise and (ii) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

Professional Fee Claims

means an Administrative Claim under sections 330(a), 331 or 503 of the Bankruptcy Code for compensation of a Professional or other Person for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date.

Pro Rata

means, with respect to any Claim, at any time, the proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims (including Disputed Claims) in such Class, unless, in each case, the Plan provides otherwise.

Rejection Damages Claim	means any Claim on account of the rejection of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code or the repudiation of such contract.

Released Parties	means the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates and the Non-Debtor Released Parties.

Reorganized Debtors	means the Debtors or any successors thereto by sale, merger, consolidation, or otherwise, on and after the Effective Date, but excluding the Non-Surviving Debtors.

Reorganized TCMI	means TCMI or any successor thereto by sale, merger, consolidation, or otherwise, on and after the Effective Date.

Reorganized TCMI Board of Directors	means the initial board of directors of Reorganized TCMI whose identities will be set forth in the Plan Supplement.

Restructuring Support Agreement

means the agreement, dated as of September 11, 2009, and attached as Exhibit B to the Declaration of Mark G. Meikle in Support of First Day Motions and Applications (as amended, modified or supplemented from time to time), among the Debtors and the Supporting Second Lien Lenders.

Scheduled	means, with respect to any Claim or Equity Interest, the status and amount, if any, of such Claim or Equity Interest as set forth in the Schedules.

Schedules

means the schedules of assets and liabilities, statements of financial affairs, and lists of holders of Claims and Equity Interests filed with the Court by the Debtors, including any amendments, modifications or supplements thereto.

Second Lien Agent	means Wilmington Trust FSB, in its capacity as the Administrative and Collateral Agent for the Second Lien Lenders under the Second Lien Credit Facility.

Second Lien Credit Facility

means the term loan dated as of December 30, 2005 by and between TCM, as borrower, the Second Lien Lenders, as lenders, and TCMI, Gray, DSCC, BRAC, BRHI and CSPI, as guarantors, and the Second Lien Agent, in the original aggregate principal amount of $30 million, as amended, modified or supplemented as of the Petition Date.

Second Lien Credit Facility Claims	means any and all Claims of the Second Lien Lenders and the Second Lien Agent arising under the Second Lien Credit Facility.

Second Lien Lenders	means the lender parties to the Second Lien Credit Facility as of the Petition Date.

Secured Claim

means a Claim that is secured by a Lien on or security interest in Collateral, to the extent of the value (as of the Effective Date or such other date as may be established by the Court) of such Collateral determined by a Final Order of the Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtors and the Reorganized Debtors, as the case may be and the holder of such Claim.

Series A Preferred Stock

means the equity securities (within the meaning of section 101(16) of the Bankruptcy Code or any other instrument) evidencing an ownership interest in TCMI outstanding as of the Petition Date represented by the Series A redeemable, convertible preferred stock in TCMI.

Series B Preferred Stock

means the equity securities (within the meaning of section 101(16) of the Bankruptcy Code or any other instrument evidencing an ownership interest in TCMI outstanding as of the Petition Date represented by the Series B convertible preferred stock in TCMI.

Shareholders Agreement	means the shareholders agreement dated as of the Effective Date, among the Reorganized Debtors and all holders of the New Common Stock.

Subordinated Securities Claims	means any Claim of the type described in and subject to subordination pursuant to section 510(b) of the Bankruptcy Code relating to the Equity Interests.

Substantive Consolidation Order	means the Confirmation Order or such other order of the Court providing for the substantive consolidation of the Debtors.

Substantively Consolidated Debtors	means the Debtors, as substantively consolidated pursuant to the Substantive Consolidation Order.

Supporting Second Lien Lenders	means the Supporting Second Lien Lenders, as defined in the Restructuring Support Agreement.

Surviving Debtors	means the Debtors that shall be Reorganized Debtors.

TCM	has the meaning set forth in the introductory paragraph of the Plan.

Termination Date	has the meaning set forth in the Restructuring Support Agreement.

Unimpaired	means with respect to any Claim or Equity Interest, such Claim or Equity Interest that is not Impaired.

Unliquidated Claim

means a timely and validly filed proof of claim, asserting an unliquidated or contingent Claim against one or more of the Debtors, to the extent and on the basis set forth in the proof of claim, and to the extent such Claim has not been disallowed by the Court and remains unliquidated and/or contingent on and as of the Effective Date.

U.S. Government	has the meaning set forth in Article XI. G. 2 of the Plan.

Voting Record Date	means the date fixed by the Court in the Disclosure Statement Order as the record date for determining the holders of Claims and Equity Interests entitled to vote to accept or reject the Plan.

B.	Interpretation, Application of Definitions and Rules of Construction.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, such meanings to be applicable to both the singular and plural forms of the terms defined. Capitalized terms in the Plan that are not defined herein shall have the same meanings assigned to such terms by the Bankruptcy Code or Bankruptcy Rules, as the case may be. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section or subsection in the Plan unless expressly provided otherwise. The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only, are not a part of the Plan, and shall not be used to interpret the Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

II.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

A.	Introduction.

All Claims and Equity Interests, except Administrative Claims, Priority Tax Claims and Professional Fee Claims are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim or Equity Interest is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such

Claim or Equity Interest is an Allowed Claim or Equity Interest in that Class and such Claim or Equity Interest has not been paid, released, or otherwise satisfied prior to the Effective Date.

1.	Unclassified Claims (not entitled to vote on the Plan).

(a)	Administrative Claims.

(b)	Priority Tax Claims.

(c)	Professional Fee Claims

2.	Unimpaired Classes of Claims and Interests (deemed to have accepted the Plan and, therefore, not entitled to vote on the Plan).

(a)	Class 1: Other Priority Claims.

Class 1 consists of all Other Priority Claims.

(b)	Class 2: Other Secured Claims.

Class 2 consists of all Other Secured Claims.

(c)	Class 4: General Unsecured Claims.

Class 4 consists of all General Unsecured Claims.

(d)	Class 5 Unliquidated Claims.

Class 5 consists of all Unliquidated Claims.

(e)	Class 6 Intercompany Claims.

Class 6 consists of all Intercompany Claims.

(f)	Class 7 First Lien Credit Facility Claims.

Class 7 consists of all Claims of the First Lien Lenders on account of the First Lien Credit Facility.

(g)	Class 9 Debtors’ Interests in Surviving Debtors Other Than TCMI.

Class 9 consists of all Debtors’ Interests in the Surviving Debtors other than TCMI.

3.	Impaired Classes of Claims and Equity Interests.

(a)	Class 3: Second Lien Credit Facility Claims.

Class 3 consists of all Claims of the Second Lien Lenders on account of the Second Lien Credit Facility.

(b)	Class 8 Subordinated Securities Claims.

Class 8 consists of all Subordinated Securities Claims.

(c)	Class 10 Debtors’ Interests in Non-Surviving Debtors and Common Stock Equity Interests in TCMI.

Class 10 consists of all Debtors’ Interests in the Non-Surviving Debtors and Common Stock Equity Interests in TCMI.

(d)	Class 11 Preferred Stock Equity Interests.

Class 11 consists of all Preferred Stock Equity Interests.

III.

TREATMENT OF ADMINISTRATIVE CLAIMS

AND PRIORITY TAX CLAIMS

A.	Administrative Claims.

Except with respect to Administrative Claims that are Professional Fee Claims, each holder of an Allowed Administrative Claim shall receive (a) Cash in an amount equal to the amount of such Allowed Administrative Claim on the later of the Initial Distribution Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable, or (b) such other treatment as the Debtors or the Reorganized Debtors, as the case may be, and such holder shall have agreed upon; provided, however, that Allowed Ordinary Course Administrative Claims shall be paid in full in the ordinary course of business by the Reorganized Debtors in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

B.	Professional Fee Claims.

All requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503 or 1103 of the Bankruptcy Code for services rendered on or after the Petition Date and prior to the Effective Date shall be filed and served on the Debtors or, as applicable, Reorganized Debtors and their counsel, the United States Trustee, counsel to any statutory creditors’ committee appointed by the Court, counsel to the Supporting Second Lien Lenders, counsel to the Second Lien Agent, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or any other order(s) of the Court, no later than forty-five (45) days after the Effective Date. Holders of Professional Fee Claims that are required to file and serve applications for final allowance of their Professional Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Professional Fee Claims against the Debtors, the Reorganized Debtors or their respective properties, and such Professional Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Professional Fee Claims must be filed and served on the requesting Professional, the Reorganized Debtors and their respective counsel no later than ninety (90) days (or such longer period as may be allowed by order of the Court) after the Effective Date.

Except to the extent that a holder of a Professional Fee Claim fails to file and serve appropriate fee applications in a timely manner and the Court withholds payment of the Professional Fee Claims, holders of Professional Fee Claims shall receive Cash in an amount equal to the Allowed amount of their respective court approved Professional Fee Claims.

C.	Priority Tax Claims.

Except to the extent that the Debtors or the Reorganized Debtors, as the case may be, and a holder of an Allowed Priority Tax Claim agree to a different treatment, or the Court has previously ordered otherwise, each holder of an Allowed Priority Tax Claim shall receive Cash in an amount equal to the amount of such Allowed Priority Tax Claim on the later of the Initial Distribution Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable. All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business without post-petition interest, in accordance with the terms thereof.

IV.

TREATMENT OF CLAIMS AND

EQUITY INTERESTS

A.	Class 1 — Other Priority Claims.

1.	Distributions.

Except to the extent that the Debtors or the Reorganized Debtors, as the case may be, and a holder of an Allowed Other Priority Claim agree to a different treatment, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Claim, payment in full in Cash in an amount equal to such Allowed Other Priority Claim on the later of the Initial Distribution Date and the date when such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable. All Allowed Other Priority Claims which are not due and payable on or before the Effective Date shall be paid by the Reorganized Debtors in the ordinary course of business in accordance with the terms thereof.

2.	Impairment and Voting.

Class 1 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

B.	Class 2 — Other Secured Claims.

1.	Distributions.

Except to the extent that the Debtors or the Reorganized Debtors, as the case may be, and a holder of an Allowed Other Secured Claim agree to a different treatment, at the sole option of the Debtors or the Reorganized Debtors, as the case may be, in full and final satisfaction of such Claim, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or to receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Initial Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Initial Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

2.	Impairment and Voting.

Class 2 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

C.	Class 3 — Second Lien Credit Facility Claims.

1.	Distributions.

On or as soon as practicable after the Effective Date, each holder of a Second Lien Credit Facility Claim shall receive, in full and final satisfaction of such Claim, a distribution of its Pro Rata share of $10 million aggregate original principal amount of New Notes and its Pro Rata share of: (i)              shares of New Common Stock, representing 90% of the New Common Stock to be issued pursuant to the Plan; and (ii) if Class 11 does not vote to accept the Plan,              shares of New Common Stock, representing 5% of the New Common Stock to be issued pursuant to the Plan, that would have otherwise been issued to Holders of Allowed Preferred Stock Equity Interests in Class 11.

The Second Lien Facility Claims shall be deemed Allowed in the aggregate amount of $35,021,381.83 which includes accrued and unpaid interest (at the applicable contract rate) on such Second Lien Credit Facility Claims relating to the period up to but not including the Petition Date.

Distributions to the holders of the Second Lien Credit Facility Claims shall be in addition to the adequate protection granted on account of the obligations under the Second Lien Credit Facility in exchange for the Debtors’ use of Cash and other collateral during the pendency of the Chapter 11 Cases.

2.	Impairment and Voting.

Class 3 is Impaired under the Plan. Holders of the Second Lien Credit Facility Claims are entitled to vote to accept or reject the Plan.

D.	Class 4 — General Unsecured Claims.

1.	Distributions.

The legal, equitable and contractual rights of holders of Class 4 General Unsecured Claims shall be unaltered by the Plan. Except to the extent that the Debtors or the Reorganized Debtors, as the case may be, and a holder of a General Unsecured Claim agree to a different treatment, each holder of an Allowed Class 4 General Unsecured Claim shall receive one of the following alternative treatments, at the election of the Reorganized Debtors:

(i) to the extent then due and owing on the Effective Date, payment in full in Cash on the Initial Distribution Date in the Allowed amount of the General Unsecured Claim;

(ii) to the extent not due and owing on the Effective Date, such Allowed General Unsecured Claim shall either (A) be paid in full in Cash by the Reorganized Debtors on the Effective Date, or (B) be paid in full in Cash by the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or

(iii) such Allowed General Unsecured Claim will be otherwise treated in any other manner so that such Claim shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class 4 General Unsecured Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.

2.	Impairment and Voting.

Class 4 is Unimpaired under the Plan. Each holder of an Allowed General Unsecured Claim is presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

E.	Class 5 — Unliquidated Claims.

1.	Distributions.

All Unliquidated Claims are Disputed Claims and shall be liquidated, determined and satisfied (to the extent required) in the ordinary course of business by the Debtors or the Reorganized Debtors, as the case may be, without need for Court approval, including, where applicable, through access to available insurance.

2.	Impairment and Voting.

Class 5 is Unimpaired under the Plan. Each holder of an Allowed Unliquidated Claim is presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

On and after the Effective Date, holders of Unliquidated Claims may commence or continue any action, prosecute such action to judgment in the Court or settlement and/or pursue any such Unliquidated Claims, each solely to the extent and on the basis set forth in a timely and validly filed proof of claim, without prejudice to any defense, right of offset or other rights, claims or counterclaims, known or unknown, available or belonging to the Debtors or the Reorganized Debtors.

F.	Class 6 — Intercompany Claims.

1.	Distributions.

All Intercompany Claims will be adjusted, continued, or discharged to the extent determined appropriate by the Reorganized Debtors. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the stockholders of the Reorganized Debtors.

2.	Impairment and Voting.

Class 6 is Unimpaired under the Plan. Holders of Intercompany Claims are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

G.	Class 7 — First Lien Credit Facility Claims.

1.	Distribution.

Each Allowed First Lien Credit Facility Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

2.	Impairment and Voting.

Class 7 is unimpaired under the Plan. Holders of Allowed First Lien Credit Facility Claims are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

H.	Class 8 — Subordinated Securities Claims.

1.	Distribution.

The holders of Subordinated Securities Claims shall not receive any distribution pursuant to the Plan.

2.	Impairment and Voting.

Class 8 is Impaired under the Plan. The holders of Subordinated Securities Claims are presumed to reject the Plan and are not entitled to vote to accept or reject the Plan.

I.	Class 9 — Debtors’ Interests in Surviving Debtors Other Than TCMI.

1.	Distribution.

The holders of Debtors’ Interests in Surviving Debtors other than TCMI shall retain such Debtors’ Interests pursuant to the Plan.

2.	Impairment and Voting.

Class 9 is Unimpaired under the Plan. The holders of Debtors’ Interests in the Surviving Debtors are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

J.	Class 10 — Debtors’ Interests in Non-Surviving Debtors and Common Stock Equity Interests in TCMI.

1.	Distributions.

All Debtors’ Interests in the Non-Surviving Debtors and Common Stock Equity Interests in TCMI shall be cancelled on the Effective Date, and holders of Debtors’ Interests in the Non-Surviving Debtors and holders of Common Stock Equity Interests in TCMI shall not receive any distribution under the Plan.

2.	Impairment and Voting.

Class 10 is Impaired under the Plan. Holders of Debtors’ Interests in the Non-Surviving Debtors and holders of Common Stock Equity Interests in TCMI are presumed to reject the Plan and are not entitled to vote to accept or reject the Plan.

K.	Class 11 — Preferred Stock Equity Interests.

1.	Distributions.

Solely to the extent Class 11 votes to accept the Plan, each Holder of Allowed Preferred Stock Equity Interests, in full and final satisfaction and settlement of their

Preferred Stock Equity Interests, shall receive on the Effective Date its pro rata share of              shares of New Common Stock, representing five percent (5%) of the New Common Stock to be issued pursuant to the Plan. If Class 11 does not vote to accept the Plan, holders of the Preferred Stock Equity Interests shall not receive any distribution under the Plan.

2.	Impairment and Voting.

Class 11 is Impaired under the Plan. Holders of Preferred Stock Equity Interests are entitled to vote to accept or reject the Plan.

V.

PROVISIONS REGARDING VOTING, DISTRIBUTIONS, AND TREATMENT

OF DISPUTED, CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE

EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS

A.	Voting on Plan.

Each holder of a Class 3 Second Lien Credit Facility Claim or a Class 11 Preferred Stock Equity Interest shall be entitled to vote to accept or reject the Plan as provided in the Disclosure Statement Order or any other order(s) of the Court.

B.	Distributions.

1.	Allowed Claims.

(a)	Delivery of Distributions.

With the exception of the distributions to holders of Allowed Second Lien Credit Facility Claims, Distributions under the Plan to Creditors entitled to receive a distribution shall be made by the Reorganized Debtors or their designee to the holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed First Lien Credit Facility Claims, Allowed Other Secured Claims, Allowed General Unsecured Claims and Preferred Stock Equity Interests at the addresses set forth on the Schedules, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001 on or prior to the Voting Record Date, or in the case of holders of General Unsecured Claims not required to file proofs of claim, to the address provided under such holder’s respective purchase order, bill, or other address to which the Debtors typically make payments to such Creditors (or at the last known addresses of such holders if the Debtors or the Reorganized Debtors have been notified in writing of a change of address). Distributions on account of the Allowed Second Lien Credit Facility Claims shall be made initially to the New Notes Agent who shall, in turn, make the distributions to such holders consistent with the terms of the New Notes Agreement.

(b)	Distribution of Cash.

Any payment of Cash by the Reorganized Debtors pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtors by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized Debtors.

(c)	Allocation of Distributions

Any Distribution made pursuant to the terms of the Plan to creditors entitled to receive such distribution shall be made first, to principal, and only once the full principal obligation is paid in full shall the distribution be allocated to any accrued interest.

(d)	Fractional Dollars.

Any other provision of the Plan to the contrary notwithstanding, no payment of fractions of dollars will be made. Whenever any payment of a fraction of a dollar would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole dollar.

(e)	Unclaimed Distributions.

Any Distribution of Cash under the Plan to the holder of an Allowed Claim which remains unclaimed for a period of ninety (90) days after it has been delivered (or attempted to be delivered) in accordance with the Plan shall be transferred to and become property of the Reorganized Debtors notwithstanding state or other escheat or similar laws to the contrary, and any and all entitlement by the holder of such Claim to such Distribution shall be extinguished and forever barred.

(f)	Saturdays, Sundays, or Legal Holidays.

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

(g)	Distributions to Holders of Allowed Claims as of the Voting Record Date.

As of the close of business on the Voting Record Date, the Claims register shall be closed, and there shall be no further changes in the record holders of any Claims. The Debtors and the Reorganized Debtors shall have no obligation to recognize any Claim filed or transfer of any Claims occurring after the Voting Record Date. The Debtors and the Reorganized Debtors shall instead be entitled to recognize and deal for purposes under the Plan with only those record holders stated on the Claims register as of the close of business on the Voting Record Date.

(h)	Time Bar to Cash Payments by Check.

Checks issued on account of Allowed Claims will be null and void if not negotiated within 60 days after the date of issuance thereof. Requests for reissuance must be made to the Reorganized Debtors by the holder of the Allowed Claim to whom such check was originally issued. All Claims for undeliverable or voided checks must be made within 90 days after the date such distribution was made. After the expiration of the 90 day period, all such distributions will be treated as unclaimed property in accordance with the Plan and section 347 of the Bankruptcy Code.

C.	Objections to and Resolution of Claims.

1.	Objections to and Resolution of Administrative Claims and Claims.

The Reorganized Debtors each shall have the right to make and to file objections to, or otherwise contest the allowance of, Administrative Claims (other than Professional Fee Claims) and Claims subsequent to the Effective Date. Unless otherwise ordered by the Court, objections to, or other proceedings concerning the allowance of, Administrative Claims and Claims (other than Unliquidated Claims) shall be filed and served upon the holders of the Administrative Claims or Claims as to which the objection is made, or otherwise commenced, as the case may be, as soon as practicable, but in no event later than the Claims Objection Deadline. Objections to Professional Fee Claims shall be filed and served no later than ninety (90) days (or such longer period as may be allowed by order of the Court) after the Effective Date.

Objections to, or other proceedings contesting the allowance of, Administrative Claims and Claims may be litigated to judgment, settled or withdrawn, in the discretion of the Reorganized Debtors. The Reorganized Debtors may settle any such objections or proceedings without Court approval. Notwithstanding anything herein to the contrary, no objections shall be required to be filed with respect to any Unimpaired Claims or Unliquidated Claims, which shall be liquidated, determined and satisfied in the ordinary course of business by the Reorganized Debtors as provided for herein.

None of the Debtors nor the Reorganized Debtors shall be required to establish reserves for the payment of Disputed Claims or Unliquidated Claims.

D.	Estimation.

The Debtors or the Reorganized Debtors, as the case may be, may at any time request that the Court estimate, subject to 28 U.S.C. § 157, any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any party has previously objected to such Claim. The Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim. In the event that the Court estimates any Disputed Claim, such estimated amount may constitute either (a) the Allowed amount of such Claim, (b) the estimate to be used in calculating potential Distributions under the Plan, or (c) a maximum limitation on such Claim, as determined by the Court, in each case as determined by the Debtors or the Reorganized Debtors, as the case may be. In the case of Unliquidated Claims arising from personal injury tort or wrongful death actions, the Court may estimate such Claims for the purpose of confirming a plan of reorganization. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as the case may be, may elect to object to ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

E.	Cancellation and Surrender of Existing Securities and Agreements.

Notwithstanding any other provision of the Plan and except for Intercompany Claims and Debtors’ Interests, on the Effective Date, any promissory note, other instrument or security evidencing a Claim or Equity Interest shall be deemed canceled.

F.	Nonconsensual Confirmation.

If any impaired class of Claims entitled to vote shall not accept the Plan by the statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Article XIII. B. of the Plan, solely with the consent of the Supporting Second Lien Lenders and the Second Lien Agent, or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both.

VI.

SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

Solely in connection with Distributions to be made on the Initial Distribution Date to the holders of Allowed Claims which are Allowed as of such date, the Plan is predicated upon, and it is a condition precedent to Confirmation of the Plan, that the Court provide in the Substantive Consolidation Order for the substantive consolidation of the Chapter 11 Cases of the Debtors into a single Chapter 11 Case solely for purposes of the Plan and the Distributions hereunder. To the extent a Claim (including any Disputed Claim) becomes an Allowed Claim or an Unliquidated Claim is liquidated in accordance with the provisions of the Plan after the Initial Distribution Date, such Claim shall be satisfied in accordance with the provisions of the Plan by the Reorganized Debtors; provided, however, that the Reorganized Debtors may satisfy such Claim in any other manner the Reorganized Debtors deems reasonable, so long as the treatment of such Claim is otherwise in accordance with the provisions of the Plan.

Pursuant to such Substantive Consolidation Order (i) all assets and liabilities of the Substantively Consolidated Debtors will be deemed to be merged solely for purposes of the Plan and Distributions to be made hereunder on the Initial Distribution Date, (ii) the obligations of each Debtor will be deemed to be the obligation of the Substantively Consolidated Debtors solely for purposes of the Plan and Distributions hereunder, (iii) any Claims filed or to be filed in connection with any such obligations will be deemed Claims against the Substantively Consolidated Debtors, (iv) each Claim filed in the Chapter 11 Case of any Debtor will be deemed filed against the Debtors in the consolidated Chapter 11 Cases in accordance with the substantive consolidation of the assets and liabilities of the Debtors, (v) all transfers, disbursements and distributions made by any Debtor hereunder will be deemed to be made by the Substantively Consolidated Debtors, and (vi) all guarantees of the Debtors of the obligations of any other Debtors shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the Substantively Consolidated Debtors. Holders of Allowed Claims in each Class shall be entitled to their share of assets available for distribution to such Class without regard to which Debtor was originally liable for such Claim. Such substantive consolidation shall not affect (a) the legal and corporate structure of the Reorganized Debtors or (b) other pre- and post-Petition Date guarantees that are required to be maintained (i) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been, or will hereunder be, assumed or (ii) pursuant to the express terms of the Plan. The substantive consolidation proposed herein shall not affect each Debtor’s obligation to file the necessary operating reports and pay any required fees pursuant to 28 U.S.C. § 1930(a)(6). Such obligations shall continue until an order is entered closing, dismissing or converting each such Debtor’s Chapter 11 Case.

Unless the Court has approved the substantive consolidation of the Estates by a prior order, the Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Estates. If no objection to substantive consolidation is timely filed and served, then the Substantive Consolidation Order may be entered by the Court. If any such objection(s) is timely filed and served, a hearing with respect to the substantive consolidation of the Estates and the objections thereto shall be scheduled by the Court, which hearing may coincide with the Confirmation Hearing.

The Debtors reserve the right at any time up to the conclusion of the Confirmation Hearing to withdraw their request for substantive consolidation, to seek Confirmation of the Plan as if there were no substantive consolidation, and to seek Confirmation of the Plan with respect to one or more Debtors even if Confirmation with respect to other Debtors is denied.

VII.

PROVISIONS REGARDING IMPLEMENTATION OF PLAN

A.	Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan, all mortgages, deeds of trust, liens or other security interests against the property of any of the Debtors will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the Reorganized Debtors and their successors and assigns.

B.	Securities to be Issued Pursuant to the Plan.

On or prior to the Effective Date, Reorganized TCMI shall issue (i) 90% of the New Common Stock to the holders of Allowed Second Lien Credit Facility Claims and (ii) 5% of the New Common Stock to holders of Allowed Preferred Stock Equity Interests, provided that Class 11 votes to accept the Plan, pursuant to the terms of the Plan. In addition, 5% of the New Common Stock will be reserved for distribution in accordance with the terms set forth in the Management Incentive Plan. The Debtors shall be reasonably satisfied that the issuance of such New Common Stock to the holders of Allowed Class 3 Claims, Class 11 Interests, and participants in the Management Incentive Plan, as contemplated in the Plan, shall be exempt from registration under the Securities Act and any state or local laws requiring registration for the offer or sale of securities.

The issuance of the New Common Stock by Reorganized TCMI is authorized without the need for any further corporate action or without further action by a Holder of Claims or Equity Interests. The total number of shares of capital stock authorized under the Amended and Restated Governing Documents of Reorganized TCMI shall be [            ] shares. All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issues, fully paid and non-assessable. Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein, applicable to such distribution or issuance, which terms and conditions shall bind each Entity receiving such issuance or distribution.

Upon the Effective Date, in the event that the Supporting Second Lien Lenders determine that a Registration Rights Agreement and/or a Shareholders Agreement are advisable, then Reorganized TCMI shall enter into such agreements with each entity that is to be a counter-party thereto or such agreements shall be deemed to be valid, binding and enforceable in accordance with the respective terms and each holder of New Common Stock shall be bound thereby, in each case, without the need for execution by any party thereto, other than Reorganized TCMI, which execution shall be deemed to occur without any further action upon the confirmation of the Plan. Notwithstanding the foregoing, the holders of New Common Stock may be permitted to be signatories to the Shareholders Agreements and Registration Rights Agreement (if any) if they so desire.

C.	New Second Lien Documents

Upon the Effective Date, Reorganized TCMI shall enter into the New Second Lien Documents with each entity that is to be a counter-party thereto or such agreements shall be deemed to be valid, binding and enforceable in accordance with the respective terms and each holder of the New Notes shall be bound thereby, in each case, without the need for execution by any party thereto other than Reorganized TCMI, which execution shall be deemed to occur without any further action upon the confirmation of the Plan. Notwithstanding the foregoing, the holders of New Notes may be permitted to be signatories to the New Second Lien Documents if they so desire.

D.	Corporate Governance and Management of the Reorganized Debtors.

1.	The Initial Boards of Directors.

The Reorganized TCMI Board of Directors will consist of five (5) persons, of which (i) four (4) shall be designated by the Supporting Second Lien Lenders, and (ii) one member which shall be the chief executive officer of Reorganized TCMI. The number of directors for the Board of Directors for the remaining Reorganized Debtors will be disclosed in the Plan Supplement. The directors of each Debtor on the day immediately preceding the Effective Date that are not otherwise appointed as members of the Board of Directors of the Reorganized Debtors shall be deemed to have resigned from the board of directors of such Debtor as of the Effective Date. The identities, affiliations and the amount of compensation of the designees of the Board of Directors of the Reorganized Debtors will be disclosed in the Plan Supplement.

2.	Management of the Reorganized Debtors.

The management and officers of the Reorganized Debtors shall be substantially the same as existing management and officers, and shall serve in accordance with any employment agreement with the Reorganized Debtors and applicable nonbankruptcy law, as the case may be. The terms of such employment agreements shall be set forth in a document to be included in the Plan Supplement.

3.	Amended and Restated Governing Documents.

The adoption of the Amended and Restated Governing Documents shall be deemed to have occurred and be effective as of the Effective Date without any further action by the directors, stockholders, partners or members (as the case may be) of the Debtors or the Reorganized Debtors. The Amended and Restated Governing Documents will, among other things, contain appropriate provisions (i) governing the authorization of shares in Reorganized TCMI, and (ii) prohibiting the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. On or prior to the Effective Date, the Debtors will, if required by applicable state law, file with the Secretary of State of the appropriate jurisdiction the Amended and Restated Governing Documents.

E.	Reorganized Debtors’ Management Incentive Plan.

The Management Incentive Plan shall be implemented by the Reorganized TCMI Board of Directors after the Effective Date.

F.	Effectuating Documents; Further Transactions

On or after the Effective Date, the Reorganized Debtors and their officers and directors are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations or consents except those expressly required pursuant to the Plan.

G.	Setoff and Recoupment

The Reorganized Debtors will be permitted, but not required, to set off against any Claim, or the distribution to be made under the Plan on account of such Claim, any claims of any nature whatsoever the Debtors have against the holder of such Claim. In addition, neither the failure to exercise any such setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by the Reorganized Debtors of any such Claim the Reorganized Debtors may have against such Creditor.

H.	Preservation of Causes of Action.

The Reorganized Debtors shall retain all rights, including all legal and equitable defenses, and all Causes of Action accruing to the Debtors and their Estates, including but not limited to, those arising under sections 505, 544, 547, 548, 549, 550, 551, 553 and 1123(b)(3)(B) of the Bankruptcy Code, including all tax setoff and refund rights arising under section 505, other than as expressly provided below. Except as expressly provided in the Plan or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any such rights, legal or equitable defenses to Claims or Causes of Action. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses that the Debtors have as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim that are not specifically waived or relinquished by the Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced, including with respect to any Claim that the Plan provides shall be paid when and as such Claim becomes due and payable in the ordinary course of the Reorganized Debtors’ business.

In recognition of the continued payment of General Unsecured Claims in the ordinary course of business throughout these Chapter 11 Cases, the Reorganized Debtors shall waive on and as of the Effective Date all Causes of Action against the providers of goods and services to the Debtors in the ordinary course of the Debtors’ business that accrued to the Debtors and their Estates under section 547 of the Bankruptcy Code.

I.	Corporate Reorganization.

On or prior to the Effective Date but immediately prior to the discharge described in Article XI. D. of the Plan, the Reorganized Debtors shall take all necessary steps and make all necessary filings to dissolve the Non-Surviving Debtors.

J.	Operations of the Debtors Between Confirmation Date and Effective Date

The Debtors shall continue to operate as Debtors in Possession during the period from the Confirmation Date through and until the Effective Date.

VIII.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

All executory contracts and unexpired leases of the Debtors that are not assumed during the Chapter 11 Cases and that are not either (i) rejected by the Debtors prior to the Effective Date, (ii) subject to a motion seeking such rejection as of the Effective Date, or (iii) identified in the Plan Supplement as executory contracts or unexpired leases for which the Debtors expressly reserve the right to seek to reject, shall be deemed to have been assumed by the Debtors (subject to Article VIII. B of the Plan) pursuant to sections 365 and 1123 of the Bankruptcy Code without further notice or order of the Court as of the Effective Date. Each executory contract and unexpired lease assumed pursuant to this Article VIII shall revest in, and be fully enforceable by, the Reorganized Debtors in accordance with the terms thereof, except as otherwise modified by the provisions of the Plan, or by any order of the Court.

Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including bankruptcy-related defaults. Any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

B.	Cure.

Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of such amount in Cash, on the Effective Date, or upon such other terms as the Debtors or the Reorganized Debtors, as the case may be, and the non-debtor party to such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (i) Cure or (ii) the ability of any Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, the assumption of such executory contract or unexpired lease shall be conditioned upon resolution of such dispute (the “Dispute Resolution”) shall be resolved by the Court. The Debtors or the Reorganized Debtors reserve the right either to reject or nullify the assumption of an executory contract or unexpired lease that is subject to the Disputed Resolution no later than ten (10) days after a Final Order determining the Cure or any request for adequate assurance of future performance. Any payments required under the Cure under section 365(b)(1) of the Bankruptcy Code, if any, shall be made as soon as reasonably practicable following the entry of a Final Order resolving such dispute, or as the Debtors or the Reorganized Debtors, as the case may be, and the non-debtor party to such executory contract or unexpired lease may otherwise agree.

C.	Rejection Damage Claims.

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed within thirty (30) days after the date of entry of an order of the Court approving such rejection. Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not Filed within such time period shall forever be barred from assertion against the Debtors, the Reorganized Debtors, the Estates and their property. Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which proof of such Claim has been timely filed shall be, and shall be treated as, an Allowed General Unsecured Claim under the terms hereof, subject to any limitation under section 502(b) of the Bankruptcy Code, mitigation requirements under state law and/or otherwise.

D.	Officers’ and Directors’ Indemnification Rights and Insurance.

Notwithstanding any other provisions of the Plan, the obligations of the Debtors to indemnify their directors who serve in that capacity at any time during the pendency of the Chapter 11 Cases, and all present officers, and employees against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation, by-laws, partnership agreements or limited liability company operating agreements of the Debtors, as the case may be, applicable state law, specific agreement, or any combination of the foregoing, shall survive the Effective Date.

E.	Reinstatement and Continuation of Insurance Policies.

Unless otherwise assumed during the pendency of the Chapter 11 Cases, from and after the Effective Date, each of the Debtors’ insurance policies in existence on and as of the Effective Date shall be reinstated and continued in accordance with its terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtors pursuant to section 365 of the Bankruptcy Code.

The Debtors’ discharge and release from all Claims and Equity Interests, as provided herein, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, their officers and directors) or any other person or entity. Notwithstanding any other provision of the Plan or the Confirmation Order, nothing in the Plan shall (i) impair (w) the right of any insurer to defend against any claim asserted against such insurer, (x) an insurer’s status as a secured creditor to the extent applicable under the terms of the Plan, including the right to recover from any Collateral (in accordance with the applicable insurance policy), (y) an insurer’s right to draw on third-party letters of credit (in accordance with the terms of the applicable insurance policy and letter of credit) or (z) any insurer’s right of setoff pursuant to section 553 of the Bankruptcy Code to the extent applicable and/or (ii) affect an insurer’s right to seek arbitration of disputes between the Debtors and such insurer to the extent provided for under the terms of the applicable insurance agreement.

IX.

BENEFIT PLANS

As, and subject to the occurrence, of the Effective Date, all employee compensation and benefit plans, policies and programs of the Debtors applicable generally to their employees, including agreements and programs subject to section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans and workers’ compensation programs, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors’ obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtors’ rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans that have previously been terminated or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts or programs.

X.

CONFIRMATION AND EFFECTIVENESS OF THE PLAN

A.	Conditions Precedent to Confirmation.

The Plan shall not be confirmed by the Court unless and until the following conditions have been satisfied in full or waived pursuant to Article X. C.:

1.	The Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

2.	The Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors and the Supporting Second Lien Lenders and the Second Lien Agent;

3.	The Confirmation Order shall:

a)

authorize the Debtors, with the consent of the Supporting Second Lien Lenders and the Second Lien Agent, and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependant;

c)

authorize Reorganized TCMI to issue the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements;

d)	decree that the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

e)	authorize implementation of the Plan in accordance with its terms; and

f)

provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the plan of reorganization, including any deeds, bills of sale or assignments executed in connection with any disposition or transfer of assets contemplated by the Plan, shall not be subject to any stamp, real estate, transfer, mortgage recording or other similar tax;

4.

All documents to be executed, delivered or filed pursuant to the Plan, including all Plan Supplement Documents, shall be in form and substance acceptable to the Debtors and the Supporting Second Lien Lenders and the Second Lien Agent.

B.	Conditions Precedent to Effectiveness.

The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived pursuant to Article X. C.:

1.

The Confirmation Order, in form and substance acceptable to the Debtors, the Second Lien Agent and the Supporting Second Lien Lenders shall have been entered, and no stay or injunction shall be in effect precluding the consummation of the transactions contemplated by the Plan and such Confirmation Order shall not have been modified or vacated on appeal;

2.	All statutory fees then due and payable to the United States Trustee shall have been paid in full;

3.

All documents to be executed, delivered or filed pursuant to the Plan, including all Plan Supplement Documents, shall be in form and substance acceptable to the Debtors and the Supporting Second Lien Lenders, and such documents shall be executed, delivered or filed, as the case may be;

4.	The First Lien Amendment shall have been executed;

5.

All actions, authorizations, filings, consents and regulatory approvals required (if any) shall have been obtained, effected or executed in a manner acceptable to the Debtors and the Supporting Second Lien Lenders and shall remain in full force and effect;

6.	The Restructuring Support Agreement shall not be terminated and shall be in full force and effect.

C.	Waiver of Conditions.

The Debtors may waive any or all of the conditions set forth in Articles X. A. and B. at any time, upon receiving the prior written consent of the Supporting Second Lien Lenders without leave or order of the Court and without any formal action.

D.	Effect of Failure of Conditions.

In the event that the Effective Date does not occur on or prior to the Outside Date, unless such date is extended in accordance with the Restructuring Support Agreement, upon notification submitted by the Debtors to the Court: (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

E.	Vacatur of Confirmation Order.

If (i) a Final Order denying confirmation of the Plan is entered, or (ii) the Confirmation Order is vacated and the Debtors revoke or withdraw the Plan, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors or any Creditor; or (d) be deemed an admission against interest by the Debtors or any Creditor.

XI.

EFFECT OF CONFIRMATION OF THE PLAN

A.	Continued Corporate Existence.

Each of the Reorganized Debtors shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable Amended and Restated Governing Documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the occurrence of the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets without supervision or approval by the Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject only to the terms and conditions of the Plan as well as the documents executed and delivered in connection herewith, including without limitation, the documents and instruments included in the Plan Supplement.

B.	Dissolution of Committee(s)

On the Effective Date, except as provided below, any statutory committee(s) which may be appointed, shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with these reorganization cases, and the retention of the Committee’s attorney, accountants and other agents, if any, shall terminate, except for the purposes of filing and prosecuting applications for final allowance of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.

C.	Vesting of Property.

Except as otherwise expressly provided in the Plan, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall be vested with all of the property of the Estates free and clear of all Claims, Liens, encumbrances, charges and other interests of Creditors and Equity Interest holders.

D.	Discharge.

Except as otherwise provided herein, and conditioned on the making of the Distributions to be made under the Plan, the rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims or Equity Interests of any kind or nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Debtors in Possession, and the Reorganized Debtors, or any of their respective assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, Liens on, and Equity Interests in the Debtors, their respective assets and properties, arising at any time before the Effective Date, regardless of whether a proof of Claim or Equity Interest with respect thereto was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a Distribution hereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting any other or further Claim against, or Interest in, the Debtors, the Reorganized Debtors or any of their respective assets or properties, based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Effective Date.

E.	Mutual Releases.

On the Effective Date, the Released Parties shall be deemed to and hereby unconditionally and irrevocably release each other from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence, willful misconduct or fraud, and (ii) the foregoing release shall not apply to any express contractual or financial obligations owed to the Debtors or the Reorganized Debtors or any right or obligation arising under or that is part of the Plan or an agreement entered into pursuant to, in connection with or contemplated by, the Plan.

F.	Releases by Non-Debtors of Non-Debtor Released Parties.

On and as of the Effective Date, all Persons who are entitled to vote to accept or reject the Plan as set forth on the relevant Ballot and vote to accept the Plan shall be deemed, by virtue of their treatment contemplated under the Plan, to have forever released, discharged and covenanted not to sue or otherwise seek recovery from any Released Party on account of any and all Claims or Equity Interests, including but not limited to claims, interests obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Equity Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that (i) none of the Released Parties shall be released from any claim based on any act or omission that constitutes gross negligence, willful misconduct or fraud, (ii) the foregoing release shall not apply to rights or obligations arising under or that are part of the Plan or an agreement entered into pursuant to, in connection with, or contemplated by, the Plan and (iii) the foregoing release shall not be construed to prohibit a party in interest from seeking to enforce the terms of the Plan or an agreement entered into pursuant to, in connection with, or contemplated by, the Plan.

Notwithstanding anything to the contrary in the Plan, the releases of the Released Parties shall extend only to claims arising against such Released Parties in their capacities as parties in interest in the Chapter 11 Cases.

G.	Exculpation.

1.	Exculpation and Limitation of Liability.

The Exculpated Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of the restructuring, the Chapter 11 Cases, the Plan, the Disclosure Statement, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement Documents or related agreements, instruments, or other documents, the pursuit of approval of the Disclosure Statement or the solicitation of votes for and confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan, the Disclosure Statement or the Restructuring Support Agreement or in furtherance thereof except for any act or omission that constitutes gross negligence, willful misconduct or fraud as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable laws or rules protecting any of the Exculpated Parties from liability.

2.	Limitation of Governmental Releases.

Notwithstanding Articles XI. B., D., E., and E. of the Plan, the Plan shall not release, discharge, or exculpate any non-Debtor party from any debt owed to the United States Government and/or its agencies (the “U.S. Government”), or from any liability arising under the Internal Revenue Code, or the environmental laws, securities laws or criminal laws of the United States. In addition, notwithstanding Articles XI. D. and H. of the Plan, the Plan shall not enjoin or prevent the U.S. Government from collecting any such liability from any such non-Debtor party.

H.	Injunction.

Except as otherwise expressly provided in the Plan, the Confirmation Order, the Plan Supplement Documents, or a separate order of the Court, all Persons who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors that arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or the Reorganized Debtors with respect to any such Claim or Equity Interest, or against the Non-Debtor Released Parties with respect to Claims subject to sections XI E., F. or F. of the Plan, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors, the Reorganized Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff, recoupment or subrogation of any kind against any obligation due from the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest, except to the extent such right of setoff, recoupment or subrogation is asserted with respect to an Allowed General Unsecured Claim. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

I.	Binding Effect.

As of the Effective Date, the Plan shall be binding upon and inure to the benefit of the Debtors, all current and former holders of Claims and Equity Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

XII.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of and related to the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including jurisdiction to:

a)

Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Administrative Claims, Claims or Equity Interests;

b)	Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

c)

Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

d)	Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

e)

Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

f)

Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan or the Confirmation Order;

g)

Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to the Plan, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such other documents;

h)

Modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, in each case subject to Article XIII. B. of the Plan.

i)

Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code; provided, however, that from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, shall be made in the ordinary course of business and shall not be subject to the approval of the Court.

j)

Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation, implementation, or enforcement of the Plan or the Confirmation Order.

k)

Hear and determine any rights, claims or Causes of Action held or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtors, any other applicable law;

l)	Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

m)

Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

n)

Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Confirmation Order;

o)	Enter an order of final decree closing the Chapter 11 Cases;

p)	Hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

q)	Hear and resolve all matters involving the nature, existence or scope of the Debtors’ discharge;

r)	Hear and resolve all matters related to the property of the Estates from and after the Confirmation Date;

s)	Hear and resolve such other matters as may be provided in the Confirmation Order or as may be authorized by the Bankruptcy Code; and

t)	Hear and determine any matter regarding the existence, nature, and scope of the releases and exculpation provided in Article XI. of the Plan.

XIII.

MISCELLANEOUS PROVISIONS

A.	Payment of Statutory Fees.

All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the applicable Reorganized Debtor as and when such fees become due.

B.	Modification of the Plan.

1.	Pre-Confirmation Modifications.

The Debtors may alter, amend, or modify the Plan before the Confirmation Date as provided in section 1127 of the Bankruptcy Code upon the consent of the Supporting Second Lien Lenders and the Second Lien Agent.

2.	Post-Confirmation Immaterial Modifications.

After the Confirmation Date, the Debtors may, upon the consent of the Supporting Second Lien Lenders and the Second Lien Agent, without notice to all holders of Claims or Equity Interests, insofar as it does not materially and adversely affect the holders of Claims or Equity Interests, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of the Plan.

3.	Post-Confirmation Material Modifications.

After the Confirmation Date, the Debtors, upon the consent of the Supporting Second Lien Lenders and the Second Lien Agent, may alter or amend the Plan in a manner which, as determined by the Court, materially and adversely affects holders of Claims or Equity Interests, provided that such alteration or modification is made after a hearing as provided in section 1127 of the Bankruptcy Code.

4.	Effect of Withdrawal, Revocation, or Non-Consummation.

If the Debtors revoke or withdraw the Plan prior to the Effective Date, or the Effective Date does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts, unexpired leases, insurance policies or benefit plans effected by the Plan, any release, exculpation or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

C.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflicts of law, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control), and corporate governance matters; provided, however, that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated or otherwise organized in New York shall be governed by the laws of the state of incorporation or organization of the applicable Debtor or Reorganized Debtor, as applicable.

D.	Filing or Execution of Additional Documents.

On or before the Effective Date, upon receipt of the consent of the Supporting Second Lien Lenders and the Second Lien Agent, the Debtors shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

E.	Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection herewith and Distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements.

F.	Securities Law Matters.

It is an integral and essential element of the Plan that the issuance of the equity of Reorganized TCMI pursuant to the Plan shall be exempt from registration under the Securities Act and any state or local laws requiring registration for the offer or sale of securities. Nothing in the Plan is intended to preclude the Securities and Exchange Commission from exercising its police and regulatory powers relating to the Debtors or any other entity.

G.	Exemption From Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance and transfer of Reorganized TCMI’s equity interests, (b) the making or assignment of any lease or sublease, or (c) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan, shall not be subject to any stamp tax or other similar tax, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment.

H.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock as contemplated by Article VII. B. of the Plan to Class 3 and Class 11, respectively, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New Common Stock will be freely tradable by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, compliance with applicable securities laws and any rules and regulation of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the Shareholders Agreement, and any restrictions that any be set forth in the New Organizational Documents.

I.	Tax Matters.

After the Confirmation Date, if any party to the Restructuring Support Agreement or the Reorganized Debtors determines, based on advice from outside tax counsel, that amending or otherwise modifying the provisions of the Plan would result in a tax benefit, or a reduction of adverse tax consequences, for such party without having a material adverse tax or material adverse economic impact on any party to the Restructuring Support Agreement or the Reorganized Debtors, such party may propose such amendments or modifications to the other parties by providing written notice containing the text of the proposed amendments or modifications and upon the request of one of the parties referenced herein, a reasonably detailed tax analysis of their impact on all of the parties. Each of the parties listed in this Section XIII. I. of the Plan agrees, for a period of twenty (20) days after the date of such notice, to negotiate in good faith amendments or modifications to the Restructuring Support Agreement and/or the Plan to achieve the tax benefits, or reduce the adverse tax consequences, as outlined in such notice, provided that no party listed in this Section XIII. I. of the Plan shall be obligated to agree to any amendment or modification that such party determines, in its own judgment after consulting with tax advisors, would have an adverse tax, economic or other impact on such party and, provided further that the foregoing covenant to negotiate in good faith shall not relieve any party listed in this Section XIII. I. of the Plan of its other obligations contained in the Plan nor shall it be construed as a waiver of the performance by any other party hereunder.

J.	Votes Solicited in Good Faith.

As of the Confirmation Date, (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e), and any applicable non-bankruptcy law, rule, or regulation governing adequacy of disclosure in connection with such solicitation and (b) the Debtors, the Reorganized Debtors, and the Non-Debtor Released Parties, shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale or purchase of a security, offered or sold under the Plan and the Distributions contemplated hereunder and therefore, pursuant to section 1125(e) of the Bankruptcy Code, are not, and on account thereof will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the Distributions contemplated hereunder.

K.	Waiver of Bankruptcy Rule 3020(e) and Federal Rule of Civil Procedure 62(a).

The Debtors may request that the Confirmation Order include (a) a finding that Bankruptcy Rule 3020(e) and Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and (b) authorization for the Debtors to consummate the Plan immediately after entry of the Confirmation Order.

L.	Exhibits/Schedules.

All exhibits and schedules to the Plan and the Plan Supplement are incorporated into and constitute a part of the Plan as if fully set forth herein.

M.	Reservation of Rights

The Plan shall have no force or effect unless and until the Confirmation Order is entered. Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

N.	Notices.

All notices, requests, and demands hereunder to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtors: (i) 725 Old Norcross Road, Lawrenceville, GA 30045, attention: Mark Meikle, and (ii) Dinsmore & Shohl LLP, Lexington Financial Center, 250 West Main Street, Suite 1400, Lexington, KY 40507, attention: Joseph Terry, Esq., Tel: (859) 425-1000, Fax: (859) 425-1099.

To the Office of the United States Trustee: J. Caleb Boggs Federal Bldg., 844 N. King Street, Rm #2207, Wilmington, DE 19801, attention: David L. Buchbinder, Esq.

O.	Plan Supplement.

Forms of the documents relating to the Amended and Restated Governance Documents, a notice setting forth the identities, terms and nature of the compensation of the Reorganized Debtors’ senior officers and the employment contracts to be entered into with the Reorganized Debtors’ senior officers, and such other documents and information as the Debtors determine to be necessary or appropriate to the implementation and/or confirmation of the Plan shall be contained in the Plan Supplement, which will be filed with the Clerk of the Court no later than the Plan Supplement Filing Date; provided, however, that the Debtors may amend any of the Plan Supplement Documents through and including the Effective Date in a manner consistent with the Plan. The Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours. Holders of Claims or Equity Interests may also obtain a copy of the Plan Supplement upon written request to the Debtors or by downloading the Plan Supplement from the claims agent website at: http://www.kccllc.net/triplecrown.

P.	Conflict.

In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Supplement Documents, any exhibit or schedule to the Plan, or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

Q.	Successors and Assigns

The rights, benefits, and obligations of any Entity name or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of such Entity.

R.	Setoff by the United States.

The valid setoff rights, if any, of the United States of America will be unaffected by the Plan or confirmation hereof.

S.	Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

T.	Substantial Consummation of Plan.

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

U.	Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Court to be invalid, void or unenforceable, the Court, at the request of the Debtors shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Dated: September 14, 2009

TRIPLE CROWN MEDIA, INC.

By:	/s/ Mark Meikle

Its:	Executive Vice President and Chief Financial Officer

TRIPLE CROWN MEDIA, LLC

By:	/s/ Mark Meikle

As:	Executive Vice President and Chief Financial Officer of Triple Crown Media, Inc, its Sole Member

GRAY PUBLISHING, LLC

By:	/s/ Mark Meikle

Its:	Vice President and Secretary

B.R. ACQUISITION CORP.

By:	/s/ Mark Meikle

Its:	Chief Financial Officer and Secretary

B.R. HOLDING, INC.

By:	/s/ Mark Meikle

Its:	Vice President

CAPITAL SPORTS PROPERTIES, INC.

By:	/s/ Mark Meikle

Its:	Vice President and Secretary

DATA SOUTH COMPUTER CORPORATION

By:	/s/ Mark Meikle

Its:	Executive Vice President

PLAN EXHIBIT AND SCHEDULE LIST